Exhibit 99.1

Contact:
UPS Media Relations: pr@ups.com
UPS Investor Relations: investor@ups.com

 UPS APPOINTS JOHN MORIKIS TO BOARD OF DIRECTORS

ATLANTA, June 2, 2025 – UPS (NYSE: UPS) today announced the appointment of John Morikis to the UPS Board of Directors, effective immediately.

Morikis is the retired Chairman, President and CEO of the Sherwin-Williams Company, a global leader in the manufacture, development, distribution and sale of paint, coatings and related products. He currently serves on the Board of Directors of General Mills, Inc., and Whirlpool Corporation, and recently retired as the Executive Chairman and as a member of the Board at Sherwin-Williams.

“John’s extensive experience leading a highly complex, multinational organization, coupled with decades of public company Board experience will bring valuable perspective to our team,” said William Johnson, Chairman of UPS Board of Directors. “We’re excited to have John join us and look forward to his contributions.”

Morikis, 61, initially joined Sherwin-Williams as a management trainee. He advanced over four decades with the company through key leadership roles, including Division President and Group President. He later served as President and Chief Operating Officer before being appointed Chief Executive Officer. As CEO, Morikis spearheaded a company-wide overhaul to differentiate Sherwin-Williams by emphasizing world class talent, breakthrough innovation, customer-driven solutions, and a focus on value-added products and services.

“John has a proven ability to anticipate industry shifts and will bring deep expertise in global operations, supply chain optimization, acquisition integration and business transformation to the UPS Board,” said Carol Tomé, UPS Chief Executive Officer. “We’re thrilled to welcome John to the UPS Board.”

Morikis will join the board’s Audit Committee.

About UPS
UPS (NYSE: UPS) is one of the world’s largest companies, with 2024 revenue of $91.1 billion, and provides a broad range of integrated logistics solutions for customers in more than 200 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s approximately 490,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. More information can be found at ups.com, about.ups.com and investors.ups.com.